                                                                     EXHIBIT 2.2
                                                                     -----------


                             STOCKHOLDER AGREEMENT


     This STOCKHOLDER AGREEMENT, dated as of May 27, 1998 (this "Agreement"), is made and entered into among Sterling Software, Inc., a Delaware corporation ("Parent"), David L. Young, Robert J. Cotter, Jr., Ann E. Wohlleber and Richard
I. Broadbent (each, a "Stockholder" and, collectively, the "Stockholders").

                                   RECITALS:

     A. Parent, Sterling Software (Connecticut), Inc., a Connecticut corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Mystech Associates, Inc., a Connecticut corporation ("Company"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Company (the "Merger") on the terms and subject to the conditions set forth in the Merger Agreement. Except as otherwise defined herein, terms used herein with initial capital letters have the respective meanings ascribed thereto in the Merger Agreement.

     B. As of the date hereof, each Stockholder beneficially owns and is entitled to vote (or to direct the voting of) the number of shares of common stock, par value $0.20 per share, of Company ("Common Stock") set forth opposite such Stockholder's name on Schedule A hereto (such shares of Common Stock, together with any other shares of capital stock of Company the beneficial ownership of which is acquired by such Stockholder during the period from and including the date hereof through and including the earlier of (i) the Effective Time and (ii) the date that is one year after the date on which the Merger Agreement is terminated pursuant to Section 8.1 thereof, are collectively referred to herein as such Stockholder's "Subject Shares").

     C. As a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has requested that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement and the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                               VOTING AGREEMENT

     Section 1.1    Agreement to Vote Shares.  During the period (the
                    ------------------------
"Restricted Period") from and including the date hereof through and including the earlier of (i) the Effective Time and

(ii) the date that is one year after the date on which the Merger Agreement is terminated pursuant to Section 8.1 thereof (or, if later, the latest date on which the consummation of a Subject Transaction (as hereinafter defined) remains a possibility), at any meeting of the stockholders of Company called to consider and vote upon the approval of the Merger Agreement or the termination of the Mystech Associates, Inc. Corporate Stock Ownership Agreement (the "Mystech Stock Ownership Agreement") (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the approval of the Merger Agreement or the termination of the Mystech Stock Ownership Agreement by written consent of stockholders of Company, each Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares in favor of the approval of the Merger Agreement and the termination of the Mystech Stock Ownership Agreement, and in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. During the Restricted Period, at any meeting of the stockholders of Company called to consider and vote upon any Adverse Proposal (as hereinafter defined) (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of stockholders of Company, each Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares against such Adverse Proposal. For purposes of this Agreement, the term "Adverse Proposal" means any (a) Acquisition Proposal (as defined in the Merger Agreement) or (b) other action which is intended or could reasonably be expected to impede, interfere with, delay or materially and adversely affect the contemplated economic benefits to Parent of the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement (including without limitation the profit participation payments contemplated by Section 2.1 hereof); provided, however, that neither the Merger nor the termination of the Mystech Stock Ownership Agreement, nor any other transaction contemplated by the Merger Agreement to be consummated by Company or Parent in connection with the Merger shall constitute an Adverse Proposal. Without limiting the generality or effect of the foregoing, each Stockholder shall instruct the trustees of the Mystech Associates, Inc. Employee Stock Ownership Plan (the "ESOP") to vote (including by written consent, if applicable) all Subject Shares allocated to such Stockholder's account under the ESOP (all such Subject Shares being collectively referred to herein as such Stockholder's "Subject ESOP Shares") in the manner contemplated by the foregoing provisions of this Section 1.1.

     Section 1.2    Irrevocable Proxy.
                    -----------------

               (a)  Grant of Proxy.  EACH STOCKHOLDER HEREBY APPOINTS PARENT AND
                    --------------
ANY DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT PURSUANT TO THE PROVISIONS OF SECTION 33-706 OF THE CONNECTICUT BUSINESS CORPORATION ACT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO SUCH STOCKHOLDER'S SUBJECT SHARES (OTHER THAN SUCH STOCKHOLDER'S SUBJECT ESOP SHARES) IN ACCORDANCE WITH SECTION
1.1 HEREOF. THIS PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SUCH STOCKHOLDER UNDER THIS AGREEMENT. EACH STOCKHOLDER AFFIRMS THAT THIS PROXY IS COUPLED

WITH AN INTEREST AND SHALL BE IRREVOCABLE. EACH STOCKHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY.

               (b)  Other Proxies Revoked.  Each Stockholder represents that any
                    ---------------------
proxies heretofore given in respect of such Stockholder's Subject Shares are not irrevocable, and that all such proxies are hereby revoked.


                                  ARTICLE II

                             PROFIT PARTICIPATION

     Section 2.1    Profit Participation.  Without limiting the generality or
                    --------------------
effect of the provisions of Section 4.1(a), if any transaction contemplated by an Acquisition Proposal is consummated (a) within one year after the date on which the Merger Agreement is terminated pursuant to Section 8.1 thereof or (b) pursuant to any agreement that is entered into by Company prior to the expiration of the period referred to in clause (a) of this sentence (any such transaction being a "Subject Transaction"), then, in such event, each Stockholder shall pay to Parent an amount equal to the amount (the "Profit Amount"), if any, by which (i) the fair value of all cash, securities and other property received, receivable or retained by such Stockholder in respect of its Subject Shares (directly or indirectly, including cash, securities and other property allocated to such Stockholder's account under the ESOP) from and after the date of this Agreement and prior to, or as a result of, the consummation of such Subject Transaction exceeds (ii) the product of (A) $145.22 (the "Strike Price") and (B) the number of Subject Shares beneficially owned by such Stockholder as of the time and date used to determine the persons entitled to receive or retain cash, securities or other property as a result of the consummation of such Subject Transaction. All amounts payable by any Stockholder to Parent pursuant to this Section 2.1 shall be paid promptly (and in any event within three Business Days) following the consummation of the applicable Subject Transaction; provided, however, that no amount so payable in respect of any cash, securities or other property received, receivable or retained by such Stockholder need be so paid until the time at which such cash, securities or other property is actually received or retained, as the case may be, by such Stockholder.

     Section 2.2    Adjustment upon Changes in Capitalization, Etc.  In the
                    -----------------------------------------------
event of any change in the capital stock of Company by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares, securities or other property subject to the profit participation provisions of Section 2.1, and the Strike Price referred to therein, shall be adjusted appropriately so that Parent shall receive the same Profit Amount that Parent would have received in respect of each Stockholder's Subject Shares if the event causing Parent to be entitled to a Profit Amount pursuant to Section 2.1 had occurred immediately prior to such change in the capital stock of Company. The provisions of this Section 2.1 shall apply in a like manner to successive changes in the capital stock of Company by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or similar transactions.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

     Section 3.1  Certain Representations and Warranties of the Stockholders.
                  ----------------------------------------------------------
Each Stockholder, severally and not jointly, represents and warrants to Parent as follows:

            (a)   Ownership.  Such Stockholder is the sole record and beneficial
                  ---------
owner of the number of shares of Common Stock set forth opposite such Stockholder's name on Schedule A hereto and, subject to the provisions of the Mystech Associates, Inc. Corporate Stock Ownership Agreement, has full and unrestricted power to dispose of and to vote such shares of Common Stock. Such Stockholder does not beneficially own any securities of Company on the date hereof other than the shares of Common Stock and the options to purchase shares of Common Stock set forth on Schedule A.

            (b)   Power and Authority; Execution and Delivery. Such Stockholder
                  -------------------------------------------
has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming that this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

            (c)   No Conflicts.  The execution and delivery of this Agreement do
                  ------------
not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, a right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on such Stockholder, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or
(ii) prevent or delay the consummation of any of the transactions contemplated hereby.

     Section 3.2  Representations and Warranties of Parent. Parent hereby
                  ----------------------------------------
represents and warrants to each Stockholder that:

            (a)   Power and Authority; Execution and Delivery.  Parent has all
                  -------------------------------------------
requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming that this Agreement constitutes the valid and binding obligation of each Stockholder, constitutes a valid and binding obligation of Parent, enforceable against

Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

          (b) No Conflicts.  The execution and delivery of this Agreement do
              ------------
not, and, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on Parent, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of Parent to perform its obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.


                                  ARTICLE IV

                               CERTAIN COVENANTS

     Section 4.1    Certain Covenants of Stockholders.
                    ---------------------------------

          (a) Restriction on Transfer of Subject Shares, Proxies and
              ------------------------------------------------------
Noninterference. During the Restricted Period, no Stockholder shall directly or
---------------
indirectly: (i) except for the conversion of Subject Shares at the Effective Time pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Subject Shares; (ii) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney, deposit any of such Stockholder's Subject Shares into a voting trust or enter into a voting agreement with respect to any of such Stockholder's Subject Shares; or (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions hereby.

          (b) Tax Treatment.  No Stockholder shall take any position on any
              -------------
federal, state or local income tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or with the representations made in this Agreement, unless otherwise required pursuant to a "determination" (as defined in Section 1313(a)(1) of the Code).

          (c) Cooperation.  Each Stockholder shall cooperate fully with Parent
              -----------
and Company in connection with their respective efforts to fulfill the conditions to the Merger set forth in Article VII of the Merger Agreement.

          (d) Release.  Each Stockholder hereby fully, unconditionally and
              -------
irrevocably releases, effective as of the Effective Time, any and all claims and causes of action that such Stockholder has or may have against Company or any of its Subsidiaries or any present or former director, officer, employee or agent of Company or any of its Subsidiaries arising or resulting from or relating to any act, omission, event or occurrence prior to the Effective Time; provided, however, that such release shall not apply to any claim or cause of action insofar as it relates to any entitlement to compensation or benefits earned or accrued by or for the benefit of such Stockholder prior to the Effective Time in respect of services performed by such Stockholder to Company, in the ordinary course of Company's business, as a director, officer or employee of Company.


                                   ARTICLE V

                                 MISCELLANEOUS

     Section 5.1    Fees and Expenses.  Each party hereto shall pay its own
                    -----------------
expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     Section 5.2    Termination; Amendment.  This Agreement and the proxies
                    ----------------------
granted pursuant to Section 1.2 shall terminate immediately upon any termination of the Merger Agreement pursuant to Section 8.1(a)(i) thereof or any termination of the Merger Agreement by Company pursuant to Section 8.1(a)(vi) thereof. In addition, the provisions of Section 1.1 and the proxies granted pursuant to
Section 1.2 shall terminate immediately upon any termination of the Merger Agreement pursuant to Section 8.1(a)(ii) or 8.1(a)(iii) thereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 5.3    Extension; Waiver.  Any agreement on the part of a party to
                    -----------------
waive any provision of this Agreement, or to extend the time for any performance hereunder, shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     Section 5.4    Legend.  Each Stockholder acknowledges and agrees that the
                    ------
legend set forth below shall be placed on certificates representing shares of Parent Common Stock received by such Stockholder in connection with the Merger, or held by a transferee of such Stockholder, which legend shall be removed by delivery of substitute certificates upon the second anniversary of the Effective Time or upon (a) the earlier sale of such shares of Parent Common Stock (i) pursuant to an effective registration statement under the Securities Act or (ii) in conformity with the provisions of SEC Rule 144 or SEC Rule 145, as applicable, or (b) the receipt by Parent of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM.

     Section 5.5    Entire Agreement; No Third-Party Beneficiaries.  This
                    ----------------------------------------------
Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any person other than the parties any rights or remedies.

     Section 5.6    Governing Law.  This Agreement shall be governed by, and
                    -------------
construed in accordance with, the laws of the State of Connecticut, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     Section 5.7    Notices.  All notices, requests, claims, demands and other
                    -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally, or sent by overnight courier (providing proof of delivery), in the case of the Stockholders, to the address set forth on Schedule A hereto or, in the case of Parent, to the address set forth below (or, in each case, at such other address as shall be specified by like notice).

               Sterling Software, Inc.
               300 Crescent Court, Suite 1200
               Dallas, Texas  75201-7853
               Attention: Don J. McDermett, Jr.
               Telecopy:  (214) 981-1265

          with a copy (which shall not constitute notice) to:

               Jones, Day, Reavis & Pogue
               2300 Trammell Crow Center
               2001 Ross Avenue
               Dallas, Texas  75201
               Attention:  Mark E. Betzen, Esquire
               Telecopy:  (214) 969-5100

     Section 5.8    Assignment.  Neither this Agreement nor any of the rights,
                    ----------
interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests, or obligations of Parent hereunder, may be assigned or delegated, in whole or in part, by Parent without the consent of or any action by any Stockholder upon notice by Parent to each Stockholder affected thereby as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 5.9    Further Assurances.  Each Stockholder and Parent shall
                    ------------------
execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for herein.

     Section 5.10   Enforcement.  Irreparable damage would occur in the event
                    -----------
that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any appropriate state or federal court in Fairfax County in the Commonwealth of Virginia, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of any appropriate state or federal court in Fairfax County in the Commonwealth of Virginia in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than any appropriate state or federal court in Fairfax County in the Commonwealth of Virginia.

     Section 5.11   Severability.  Whenever possible, each provision or portion
                    ------------
of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     Section 5.12   Counterparts.  This Agreement may be executed in one or more
                    ------------
counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

                            [signature page follows]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.


                              STERLING SOFTWARE, INC.


                              By:  /s/ Don J. McDermett, Jr.
                                 -----------------------------------------------
                                 Don J. McDermett, Jr.
                                 Senior Vice President and General Counsel



                              STOCKHOLDERS:


                              /s/ David L. Young
                              --------------------------------------------------
                              David L. Young


                              /s/ Robert J. Cotter, Jr.
                              --------------------------------------------------
                              Robert J. Cotter, Jr.


                              /s/ Ann E. Wohlleber
                              --------------------------------------------------
                              Ann E. Wohlleber


                              /s/ Richard I. Broadbent
                              --------------------------------------------------
                              Richard I. Broadbent

                                  SCHEDULE A

                                                                                                   Total Number of Shares
                                                                                                      of Common Stock
                                                                                                   Subject to Options to
                              Total Number of Shares           Total Number of Shares of             Purchase Shares of
Name and Address                 of Common Stock               Common Stock Beneficially                Common Stock
 of Stockholder                 Beneficially Owned              Owned Through the ESOP               Beneficially Owned
 --------------                 ------------------              ----------------------               ------------------
David L. Young                       18,476.486                   2,524.486                         3,300
Mystech
Associates, Inc.
5205 Leesburg Pike
Suite 1200
Falls Church,
Virginia  22041

Robert J. Cotter, Jr.                 9,504.738                   2,181.738                         2,800
7310 Jenna Road
Springfield,
Virginia 22153

Ann E. Wohlleber                      7,500.000                         -0-                           -0-
27 Kingswood
Drive
North Stonington,
Connecticut 06359

Richard I.                            6,919.122                   1,669.122                           200
Broadbent
397 Judson Avenue
Mystic,
Connecticut  06355